                                                                     Exhibit 1.1


                         DE BRAUW BLACKSTONE WESTBROEK


The undersigned:

Professor Martin van Olffen, "notaris" (civil law notary), practising in Amsterdam, the Netherlands, hereby declares, that to the best of his knowledge:

(i)   the articles of association of the limited liability company:

      QIAGEN N.V.,

      having its corporate seat in Venlo,

      correspond with the document in the Dutch language which is attached to this certificate;

(ii) the document in the English language attached hereto is an accurate, unofficial translation of such articles of association; and

(iii) the articles of association were last amended by deed, executed before a duly authorized substitute of the absent Professor Martin van Olffen, "notaris" (civil law notary), practising in Amsterdam, on July 3, 2000 for which amendment the required ministerial declaration of nonobjection was granted on June 22, 2000, number N.V. 560.236.

Signed in Amsterdam on July 6, 2000.



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                         DE BRAUW BLACKSTONE WESTBROEK


                                                             09-07-99/05-07-2000


                             UNOFFICIAL TRANSLATION

                         OF THE ARTICLES OF ASSOCIATION

                                 OF QIAGEN N.V.

                      ESTABLISHED IN VENLO, THE NETHERLANDS

                               AS PER JULY 3, 2000

Name, Seat.

Article 1.

1.1.  The name of the company Is: QIAGEN N.V.

1.2.  The company is established at Venlo, the Netherlands.

Objects.

Article 2.

The objects of the company are:

     a. to incorporate, acquire, participate in, finance, manage and to have any other interest in other companies or enterprises of any nature;

     b. to perform activities in the field of the biotechnology industry;

     c. to raise funds by way of securities, bank loans, bond issues, notes and to borrow in any other way, to lend, to provide guarantees, including guarantees for debts of other persons, to assume commitments in the name of any enterprises with which it may be associated within a group of companies, and to perform all acts which in the broadest sense of the term, may be connected with or may be conducive to the foregoing.



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                         DE BRAUW BLACKSTONE WESTBROEK

Capital.

Article 3.

3.1. The authorised capital of the Company amounts to six million euro (EUR 6,000,000), divided into two hundred and sixty million (260,000,000) ordinary shares of one eurocent (EUR 0.01) each, forty million (40,000,000) financing preference shares of one eurocent (EUR 0.01) each and three hundred million (300,000,000) preference shares of one eurocent (EUR 0.01) each.

3.2. Where in these articles of association reference is made to shares and shareholders it shall include respectively the ordinary shares, the financing preference shares and the preference shares and the holders of ordinary shares, the holders of financing preference shares and the holders of preference shares unless the contrary is expressly stated.

Issuance of shares. Pre-emptive rights.

Article 4.

4.1. The supervisory board shall have the power to resolve upon the issue of shares and to determine the price and further terms and conditions of such share issue, if and in so far as the supervisory board has been designated by the general meeting of shareholders, hereinafter referred to as: the general meeting, as the authorized "orgaan" (corporate body) for this purpose. A designation as referred to above shall only be valid for a specific period of no more than five years and may from time to time be extended with a period of no more than five years.

4.2. If a designation as referred to in paragraph 1 is not in force, the general meeting of shareholders shall have power to resolve upon the issue of shares, but only upon the proposal of and for a price and against such further terms and conditions to be determined by the supervisory board.

4.3. In the event of an issue of ordinary shares, the shareholders shall have a pre-emptive right in proportion to the number of ordinary shares which they own.


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     Holders of preference shares and holders of financing preference shares shall have no pre-emptive right in respect of shares to be issued. Holders of ordinary shares shall have no pre-emptive right in respect of preference shares or financing preference shares to be issued. In respect of the issue of shares there shall be no pre-emptive right to shares issued against a contribution other than in cash or issued to employees of the company or of a group company. The supervisory board shall have the power to limit or exclude any pre-emptive rights to which shareholders shall be entitled, but only if and in so far as it has been granted such authority by the general meeting, and provided further that the supervisory board can only exercise such authority if at that time it also has authority to resolve upon the issue of shares. The provisions, in the second sentence of paragraph 1 of this article shall equally apply.

4.4. If a designation as referred to in paragraph 3 is not in force, the general meeting shall have power to limit or exclude any pre-emptive rights to which shareholders shall be entitled, but only upon the proposal of the supervisory board.

4.5. A resolution by the general meeting in accordance with paragraph 3 or 4 of this article requires in order to be validly adopted a majority of at least two-thirds of the votes cast in a meeting, of shareholders if less than fifty per cent (50%) of the issued share capital is present or represented.

4.6. A previous or simultaneous approving resolution of each group of holders of shares of the same class whose rights are prejudiced by such issue shall be required for the validity of a resolution of the general meeting to issue shares or to designate the supervisory board as referred to above.

4.7. This article 4 shall equally apply to the granting of rights to subscribe for shares, but shall not apply to the issue of shares to a person who exercises a previously acquired right to subscribe for shares, in which case no pre-emptive right exists.

4.8. A resolution to issue preference shares shall only be valid in the event that:


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1)   in the opinion of the supervisory board, a Person, who is not a Founding
     Shareholder of the company as defined below, shall, alone or pursuant to a mutual arrangement for co-operation jointly with one or more other Persons, directly or indirectly have acquired or given notice of an intent to acquire (beneficial) ownership of a nominal amount of ordinary shares or financing preference shares, which in aggregate equals twenty percent (20%) or more of the share capital of the company then outstanding in the form of ordinary shares and of financing preference shares; or

2) the supervisory board shall declare any Person to be an Adverse Person, upon a determination that such Person, alone or together with its Affiliates and Associates, has become the (beneficial) owner of a nominal amount of ordinary shares or financing preference shares which the supervisory board determines to be substantial (which amount shall in no event be less than ten per cent (10%) of the shares then outstanding) and a determination by the supervisory board after reasonable inquiry and investigation, which may include a review of the public record regarding such Person and any information the supervisory board may request from such Person and consultation with such persons as such board members shall deem appropriate, that (a) such (beneficial) Ownership by such Person is intended to cause the company to repurchase the shares (beneficially) owned by such Person or to cause pressure on the company to take action or enter into a transaction or series of transactions intended to provide such Person with short-term financial gain under circumstances where such members of the supervisory board determine that the best long term interest of the company and its shareholders would not be served by taking such action or entering into such transaction or series of transactions at that time or (b) such (beneficial) ownership by such Person is causing or is reasonably likely to cause a material adverse impact (including but not limited to, impairment of relationships with customers or impairment of the company's ability to maintain its competitive


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      position)on the business prospects of the company. The holding of shares, or the acquisition of shares for the purposes of the preceding sentence includes the having of a right of usufruct or a right of pledge, or the acquisition of a right of usufruct or a right of pledge, in or on shares, insofar as in addition to this the voting right vests in the holder of a usufruct or pledge.

      A Person shall be deemed the ("beneficial) owner" of and shall be deemed to ("beneficially) own" any shares:

     (i) which such Person or any of such Person's Affiliates or Associates (beneficially) owns, directly or indirectly, where a (beneficial) owner of a share includes any Person who, directly or indirectly, has or shares (a) voting power which includes the power to vote, or to direct the voting of such shares; and/or (b) investment power which includes the power to dispose, or to direct the disposition of, such shares;

     (ii) of which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (beneficial) ownership pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; or

     (iii) which are (beneficially) owned, directly or indirectly, by any other Person (or any Affiliate or Associate of such other Person) with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities of the company.

Notwithstanding anything in this provision to the contrary, the phrase "then outstanding," when used with reference to a Person's (beneficial) ownership of


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securities of the company, shall mean the total number of shares of the company then issued and outstanding together with the number of such shares not then actually issued and outstanding which such Person would be deemed to own (beneficially) hereunder. As used above, the term "Associate" of a specified Person means a Person that directly or indirectly controls or is controlled by, or is under common control with, the Person specified and the term "Affiliate" means (i) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the (beneficial) owner of ten percent (l0~) or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, or (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

"Person", for the purposes of this paragraph, shall mean any natural Person, company, government or political subdivision, agency or instrumentality of a government, and a "Founding Shareholder", for the purposes of this paragraph, shall include those persons who acquired shares pursuant to the deed of incorporation of the company.

4.9. A resolution to grant a right to subscribe for preference shares shall only be valid if the exercise of such right is subject to an event as described in paragraph 8.

4.10. All notifications to shareholders must be made in accordance with the provisions relating to the convening of a general meeting as set out in article 30, paragraph 2.

Issuance price. Payment of shares.

Article 5.

5.1. Without prejudice to what has been provided in section 2:80.2 Civil Code, shares shall at no time be issued below par. Ordinary shares and financing preference shares must be fully paid up upon issue. Preference shares may be issued against partial payment, with the proviso that the obligatory payable part of the nominal


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                         DE BRAUW BLACKSTONE WESTBROEK

     amount (call) must be equal in respect of each preference share - regardless of the time of issue of such preference share - and that at least one-fourth part of the nominal amount must be paid upon subscription for the share.

5.2. The managing board may with the approval' of the supervisory board resolve on which day and up to which amount a further call must be paid on preference shares which have not yet been paid up in full. The managing board shall give immediate notice of such resolution to the holders of preference shares; the period intervening between that notice and ~he day, on which the call must have been paid, must be at least thirty days.

5.3. Payment must be made in cash to the extent that no other contribution has been agreed upon. If the company so agrees, payment in cash can be made in a currency other than Dutch currency. In the event of payment in a foreign currency the obligation to pay is fulfilled to the extent of the sum for which the payment is freely convertible into Dutch currency. The decisive factor is the rate of exchange on the day of payment, or as the case may be after application of the next sentence, on the day mentioned therein. The company can require payment at the rate of exchange on a certain day within two months prior to the ultimate day on which payment must be made, provided the shares or depositary receipts issued therefor shall immediately upon their issue be admitted to a listing at a stock exchange outside of the Netherlands.

Acquisition by the company of its shares.

Article 6.

6.1. The company may acquire shares in its own share capital for valuable consideration if and in so far as:

     a. its "eigen vermogen" (shareholders equity) less the purchase price to be paid by the' company for such shares is not less than the aggregate amount


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                         DE BRAUW BLACKSTONE WESTBROEK

          of the paid up and called up share capital and the reserves which must be maintained pursuant to the law;

     b. the aggregate par value of the shares in its share capital which the company acquires, (already) holds or on which it holds a right of pledge, or which are held by a subsidiary of the company, amounts to no more than one-tenth of the aggregate par value of the issued share capital;

     c. the general meeting has authorized the managing board to acquire such shares, which authorization shall be valid for no more than eighteen months on each occasion; and

     d. the managing board resolved upon such acquisition after the approval of the supervisory board, notwithstanding any further applicable statutory provisions and the provisions of these articles of association.

6.2. Shares thus acquired may again be disposed of by the company. Notwithstanding what has been provided in paragraph 1 of this article, the managing board shall not cause the company to acquire shares in its own share capital or dispose of such shares without the prior approval of the supervisory board.

     If depositary receipts for shares in the share capital of the company have, been issued, such depositary receipts shall for the application of the provisions of paragraphs 1 and 2 be treated as shares.

6.3. In the general meeting no votes may be cast in respect of (a) share(s) held by the company or by a subsidiary of the company. No votes may be cast in respect of a share the depositary receipt for which is held by the company or by a subsidiary of the company. However, the holders of a right of "vruchtgebruik" (usufruct) and the holders of a right of pledge on shares held by the company or by subsidiary of the company, are nonetheless not excluded from the right to vote such shares, if the right of usufruct or the right of pledge was granted prior to the time such share was acquired by the company or by a subsidiary of the company. Neither the


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                         DE BRAUW BLACKSTONE WESTBROEK




     company nor a subsidiary of the company may cast votes in respect of a share on which it holds a right of usufruct or a right of pledge. Shares in respect of which voting rights may not be exercised by law or by these articles of association shall not be taken into account when determining to what extent the shareholders have cast their votes, to what extent they are present or represented at the general meeting or to what extent the share capital is provided or represented.

Reduction of capital.  Cancellation of shares.

Article 7.

With due observance of the provisions of Section 2:99 Civil Code, upon the proposal of the supervisory board, the general meeting may resolve to reduce the issued capital by cancelling shares or by reducing the nominal amount of the shares by an amendment of the company's articles of association. The shares referred to in such resolution must be designated therein and provisions for the implementation of the resolution must be made therein. Cancellation with repayment of shares or partial repayment on shares or release from the obligation to pay up as referred to in Section 2:99 Civil Code may also be made or be given exclusively with respect to ordinary shares or exclusively with respect to preference shares or exclusively with respect to financing preference shares. A partial repayment or release must be made pro rata to all shares concerned. The pro rata requirement may be waived with the consent of all the shareholders concerned.

Shares.  Share certificates.

Article 8.

8.1. Shares shall be issued in registered form only and shall be numbered consecutively, the ordinary shares from 1 onwards, the preference shares from P1 onwards and the financing preference shares from Fl onwards.

8.2. No share certificates shall be issued for preference shares and financing preference shares.


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                         DE BRAUW BLACKSTONE WESTBROEK

8.3. Ordinary shares shall be available at the discretion of the supervisory board:

     (i) either in the form of an entry in the share register without issue of a share certificate; shares of this type are referred to in these articles of association as type I shares; or

     (ii) in the form of an entry in the share register with issue of a share certificate, which share certificate shall consist of a "mantel" (main part) only; shares of this type are referred to in these articles of association as type II shares.

8.4. Notwithstanding the competence of a shareholder to convert its ordinary shares of a certain type into ordinary shares of another type, the supervisory board can resolve that the registration in the register of type I shares can only be effected for a specific minimum number of ordinary shares, to be determined by the supervisory board.

8.5. At the discretion of the supervisory board, single or multiple share certificates shall be issued for type II shares. If a shareholder transfers one or more, but not all, of his ordinary shares represented by a multiple share certificate, the company shall upon his written request issue a share certificate for the remaining ordinary shares initially represented by such share certificate, provided the original share certificate has been delivered to the company simultaneously with such request.

8.6. On behalf of the company, all share certificates shall be signed by or on behalf of a managing director; the signature may be effected by printed facsimile. In addition all share certificates may be validly signed on behalf of the company by one or more persons designated by the managing board for that purpose.

8.7. All share certificates shall be identified by numbers and/or letters.

8.8. The supervisory board can determine that for the purpose to permit or facilitate trading of shares at a foreign stock exchange, share certificates shall be issued in


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                         DE BRAUW BLACKSTONE WESTBROEK

     such form as the supervisory board may determine, in order to comply with the requirements set by such foreign exchange.

Missing or damaged share certificates.

Article 9.

9.1. Upon written request by or on behalf of a shareholder, missing or damaged share certificates may be replaced by new share certificates bearing the same numbers and/or letters, provided the shareholder who has made such request, or the person making such request on his behalf, provides satisfactory evidence of his title and, in so far as applicable, the loss of the share certificates to the supervisory board, and further subject to such conditions as the supervisory board may deem appropriate.

9.2. If, as and when the supervisory board deems such appropriate, the replacement of missing share certificates may be made subject to the publication of the request, also stating the numbers and/or letters of the missing share certificates, in at least three daily published newspapers to be designated by the supervisory board, which publication must be repeated twice at intervals of at least one month. In such case new share certificates may not be issued until six months have expired since the last publication, unless the original share certificates have been previously produced to the company.

9.3. The issue of a new share certificate shall render the share certificates which it replaces invalid.

Share register.

Article 10.

10.1. Notwithstanding the applicable statutory provisions in respect of registered shares, a share register shall be kept by or on behalf of the company, which register shall be regularly updated and, at the discretion of the managing board,


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      may, in whole or in part, be kept in more than one copy and at more than one address.

      Part of the register may be kept abroad in order to comply with applicable foreign statutory provisions or applicable provisions set by a foreign stock exchange.

10.2. Each shareholder's name, his address and such further information as required by law and such further information as the managing board deems appropriate, whether at the request of a shareholder or not, shall be recorded in the register.

10.3. The form and the contents of the register shall be determined by the managing board with due observance of the provisions of paragraphs 1 and 2 of this article.

10.4. Upon his request a shareholder shall be provided with written evidence of the contents of the register with regard to the shares' registered in his name free of charge, and the statement so issued may be validly signed on behalf of the company by a person to be designated for that purpose by the managing board.

10.5. The provisions of paragraphs 1 up to and including 4 of this article shall equally apply to persons who hold a right of usufruct or a right of pledge on one or more shares.

10.6. The managing board and supervisory board shall have power and authority to permit inspection of the register and to provide information recorded therein as well as any other information regarding the direct or indirect shareholding of a shareholder of which the company has been notified by that shareholder to the authorities entrusted with the supervision and/or implementation of the trading of securities on a foreign stock exchange on behalf of the company and its shareholders, in order to comply with applicable foreign statutory provisions or applicable provisions set by such foreign stock exchange, if and to the extent such requirements apply to the company and its shareholders as a result of the listing of shares in the share capital of the company on such stock exchange or the


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         registration of such shares or the registration of an offering of such shares under applicable foreign securities laws.

10.7. Any shareholder shall, upon written request, have the right during the usual hours for business to inspect the company's share register and a list of its shareholders and their addresses and shareholdings, and to make copies or extracts therefrom. The request shall be directed to the managing directors of the company at its registered office in the Netherlands or at its principal place of business.

Conversion of type I and type II shares.

Article 11.

11.1. Subject to the provisions of article 8, the holder of type I shares may, upon his written request, cause the company to convert such number of his type I shares into an identical number of type II shares as set forth in such request, against the simultaneous issuance of the corresponding share certificates.

11.2. Subject to the provisions of article 8, the holder of type II shares may upon his written request and against simultaneous delivery to the company of the share certificates issued for such type II shares, cause the company to convert such number of type II shares into an identical number of type I shares as set forth in such request.

11.3. Such request shall, if the managing board so requires, be made on a form to be obtained from the company free of charge.

Transfer of shares.

Article 12.

12.1. The transfer of title to shares or the transfer of title to or a termination of a right of usufruct on shares or the creation or release of a right of usufruct or of a right of pledge on shares shall be effected by way of a written instrument of transfer, and


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      in accordance with the (further) provisions set forth in section 2:86, or, as the case may be, section 2:86c, Civil Code.

      If it concerns a type II share, the corresponding share certificate must be delivered to the company. The company can only acknowledge the transfer of a type II share by endorsement on the share certificate or by issuance of a new share certificate to the transferee, at the discretion of the managing board.

12.2. The provisions of paragraph 1 of this article shall equally apply to (i) the allotment of shares in the event of a judicial partition of any community of property, (ii) the transfer of a registered share as a consequence of foreclosure of a right of pledge and (iii) the creation of limited rights in rem on a registered share.

12.3. Any requests made pursuant to and in accordance with the provisions of articles 9, 10 and 11 and this article 12 may be sent to the company at such address(es) as to be determined by the managing board, at all times including an address in the municipality or city where a stock exchange on which shares in the share capital of the company are listed has its principal place of business.

12.4. The company is authorized to charge such amounts as may be determined by the managing board provided they do not exceed cost price, to persons who have made a request pursuant to and in accordance with the provisions of articles 9, 10 and 11 and this article 12.

Restriction on the transfer of preference shares.

Article 13.

13.1. Each transfer of preference shares shall require the approval of the supervisory board. The approval shall be applied for in writing, stating the name and address of the intended transferee, as well as the price or other consideration which the intended transferee is willing to pay or give.


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13.2. If the approval is refused, the supervisory board shall at the same time designate one or more prospective purchasers who are willing and able to purchase all the shares to which the request for approval relates, against cash payment at a price to be fixed mutually by the transferor and the supervisory board within two months following such designation.

13.3. If, within three months of receipt by the company of the request to approve the intended transfer, the transferor has not received a written notice to that end from the company or due written refusal to approve the transfer was not simultaneously accompanied by the designation of one or more prospective purchasers as referred to in paragraph 2, the approval to transfer shall be deemed granted following expiry of said period or upon receipt of the notice of refusal.

13.4. If the transferor and the supervisory board have failed to reach agreement on the price meant in paragraph 2 within two months of the refusal of the approval, such price shall be fixed by an expert, to be designated by the transferor and the managing board by mutual agreement or, failing agreement about that within three months following the refusal of the approval, by the President of the Chamber of Commerce and Industry in the district in which the Company has its corporate seat according to its articles of association, at the request of the party who is first to take action.

13.5. The transferor shall have the right to abandon the transfer, provided he so notifies the managing board in writing within one month of his being informed of both the name of the designated prospective purchaser(s) and the fixed price.

13.6. In the event of approval of the transfer in the sense of paragraph 1 or paragraph 3 the transferor shall be entitled to transfer all shares, to which his request relates, to the purchaser mentioned in the request at the price or consideration mentioned by him, referred to in paragraph 1 of this article.

13.7. The costs connected with the transfer for the Company may be charged to the new transferee.


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Usufructuaries. Pledgees. Holders of depositary receipts.

Article 14.

14.1. The usufructuary, who in conformity with the provisions of section 2:88, Civil Code has no right to vote, and the pledgee who in conformity with the provisions of section 2:89, Civil Code has no right to vote, shall not be entitled to the rights which by law have been conferred on holders of depositary receipts for shares issued with the cooperation of the company.

14.2. Where in these articles of association persons are mentioned who are entitled to attend meetings of shareholders, this shall include the holders of depositary receipts for shares issued with the cooperation of the company, and persons who in pursuance of section 2:88.4 or section 2:89.4, Civil Code have the rights that by law have been conferred on holders of depositary receipts for shares issued with the cooperation of the company.

Managing board.

Article 15.

15.1. The company shall be managed by a managing board consisting of one or more managing directors under the supervision of the supervisory board. The number of members of the managing board shall be determined by the supervisory board.

15.2. Managing directors shall be appointed by the general meeting upon the joint meeting of the supervisory board and the managing board - hereinafter referred to as: the "Joint Meeting" -having made a binding nomination for each vacancy. The managing board shall invite the Joint Meeting to make a nomination within sixty days, such that for each appointment a choice can be made from at least two persons. However, the general meeting may at all times overrule the binding nature of such a nomination by a resolution adopted by at least a two thirds majority of the votes cast, if such majority represents more than half the issued share capital. A second general meeting as referred to in article 2:120, paragraph


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      3 Civil Code may not be convened. The nomination shall be included in the notice of the general meeting at which the appointment shall be considered. If a nomination has not been made or has not been made in due time, this shall be stated in the notice and the general meeting shall make such appointment at its discretion. The managing directors appointed by the general meeting shall be appointed for the period commencing on the date following the annual general meeting which must be held by virtue of section 2:108.2, Civil Code up to and including the date of that meeting held in the following financial year.

15.3. With due observance of these articles of association, the supervisory board may adopt a "directiereglement" (rules governing the internal organisation, hereinafter the "management rules") and the supervisory board shall have authority to amend the management rules from time to time. Furthermore, the supervisory board may divide the duties among the managing directors, whether or not by way of a provision to that effect in the management rules. The management rules shall include directions to the managing board concerning the general financial, economic, personnel and social policy of the company, to be taken into consideration by the managing board in the performance of its duties.

15.4. The supervisory board shall determine the salary, the bonus, if any, and the other terms and conditions of employment of the managing directors.

Suspension or dismissal of managing directors.

Article 16.

16.1. The general meeting shall at all times be entitled to suspend or dismiss a managing director. The general meeting may only adopt a resolution to suspend or dismiss a managing director by at least a two thirds majority of the votes cast, if such majority represents more than half of the issued share capital, unless the proposal was made by the Joint Meeting in which case a simple majority is sufficient. A second general meeting as referred to in Article 2:120, paragraph 3 Civil Code may not be convened.


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16.2. The supervisory board shall also at all times be entitled to suspend (but not to dismiss) a managing director. Within three months after a suspension of a managing director has taken effect, a general meeting of shareholders shall be held, in which meeting a resolution must be adopted to either terminate or extend the suspension for a maximum period of another three months. If neither such resolution is adopted nor the general meeting of shareholders has resolved to dismiss the managing director, the suspension shall terminate after the period of suspension has expired. The managing director shall be given the opportunity to account for his actions at that meeting.

Representation.

Article 17.

17.1. The entire managing board as well as each managing director acting individually may represent the company and bind it vis-a-vis third parties.

17.2. The managing board may grant special and general powers of attorney to persons, whether or not such persons are employed by the company, authorizing them to represent the company and bind it vis-a-vis third parties. The scope and limits of such powers of attorney shall be determined by the managing board. The managing board may in addition grant to such persons such titles as it deems appropriate. The powers of the managing board in this paragraph 2 shall be subject to the approval of the supervisory board to be specified in a resolution adopted pursuant to
      Article 19, paragraph 1.

17.3. The managing board shall have power to enter into and perform agreements and all "rechtshandelingen" (legal acts) contemplated thereby as specified in section 2:94.1, Civil Code in so far as such power is not expressly excluded or limited by any provision of these articles or by any resolution of the supervisory board.


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Chairman of the managing board. Resolutions of the managing board.

Article 18.

18.1. The supervisory board shall appoint one of the managing directors as chairman of the managing board, who shall have the title of Chief Executive Officer.

18.2. Resolutions of the managing board, shall be validly adopted, if adopted by simple majority of votes, at least one of whom so voting in favour of the proposal must be the chairman. Each managing director has the right to case one vote. In case of absence a managing director may issue a proxy, however, only to another managing director.

18.3 The managing board may adopt its resolutions in writing without holding a meeting, provided that the proposals for such resolutions have been communicated in writing to all managing directors and no managing director has objected to this method of adoption of a resolution.

18.4 A certificate signed by a managing director confirming that the managing board has adopted a particular resolution, shall constitute evidence of such resolution, shall constitute evidence of such resolution vis-a-vis third parties.

18.5 The management rules shall include provisions on the manner of convening board meetings and the internal procedure at such meetings. These meetings may be held by telephone conference communications, as well as by video communications, provided all participating managing directors can hear each other simultaneously.

Mandatory prior approval for management action.

Article 19.

19.1 Without prejudice to any other applicable provisions of these articles of association, the managing board shall require the prior approval of the supervisory board for any action specified from time to time by a resolution to that effect


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      adopted by the supervisory board, of which the managing board has been informed in writing.

19.2. Without prejudice to any other applicable provisions of these articles of association, the and the provisions of these articles of association, the managing board shall require the approval of the general meeting of shareholders if required by law and the provisions of these articles of association.

Prevented from acting.

Article 20.

In case a managing director is "belet of ontstent" (prevented from acting), the remaining managing directors or managing director shall temporarily be responsible for the entire management. In case all managing directors are, or the only managing director is prevented from acting, one or more persons appointed by the supervisory board for this purpose from time to time shall be temporarily responsible for the management.

Supervisory board.

Article 21.

21.1. The supervisory board shall be responsible for supervising the policy pursued by the managing board and the general course of affairs of the company and the business enterprise which it operates. The supervisory board shall assist the managing board with advice relating to the general policy aspects connected with the activities of the company. In fulfilling their duties the supervisory directors shall serve the interests of the company and the business enterprise which it operates.

21.2. The managing board shall provide the supervisory board in good time with all relevant information as well as with all other information as the supervisory board may request, in connection with the exercise of its duties.


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21.3. The supervisory board shall determine the compensation of the members of the supervisory board, upon the (non-binding) recommendation by the compensation committee. Expenses incurred by the supervisory directors shall be reimbursed.

Number of supervisory directors. Appointment.

Article 22.

22.1. The supervisory board shall consist of such number of members as the Joint Meeting may from time to time determine, with a minimum of three members. Notwithstanding the provisions of paragraph 2 of this article the supervisory directors shall be appointed by the general meeting upon the Joint Meeting having made a binding nomination for each vacancy. Article 15, paragraph 2 applies equally. The supervisory directors appointed by the general meeting shall be appointed for the period commencing on the date following the annual general meeting which must be held by virtue of section 2:108.2, Civil. Code up to and including the date of that meeting held in the following financial year.

22.2. If during a financial year a vacancy occurs in the supervisory board, the supervisory board may appoint a supervisory director who will cease to hold office at the next following annual general meeting as referred to in the previous paragraph. The supervisory board may in such manner appoint supervisory directors up to a maximum of' one third (1/3) of the number of supervisory directors as determined in accordance with paragraph 1 of this article.

22.3. The supervisory board shall appoint one of its members as its chairman.

22.4. Whenever a supervisory director must be appointed by the general meeting the information referred to in section 2:142.3, Civil Code shall be made available to the shareholders for their prior inspection.

Organisation of the supervisory board.

Article 23.


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23.1. With due observance of these articles of association, the supervisory board may adopt a "commissarissen reglement" (rules governing the internal organisation of the supervisory board, hereinafter the "supervision rules") and it may further establish such committees as it shall deem appropriate, provided that the powers and authority of such committees are set forth in the supervision rules.

23.2. The supervisory board may decide that one or more of its members shall have access to all premises of the company and that they shall be authorized to examine all books, correspondence and other records and to be fully informed of all actions which have taken place.

23.3. At the expense of the company, the supervisory board may obtain such advice from experts as the supervisory board deems desirable for the proper fulfillment of its duties.

23.4. If there is only one supervisory director in office, such supervisory director shall have all rights and obligations granted to and imposed on the supervisory board and the chairman of the supervisory board by law and by these articles of association.

Suspension or dismissal of supervisory directors.

Article 24.

24.1. The general meeting shall at all times be entitled to suspend or dismiss a supervisory director. Article 16, paragraph 1, second and third sentence applies equally.

24.2. Within three months after a suspension of a supervisory director has taken effect, a general meeting shall be held, in which meeting a resolution must be adopted to either terminate or extend the suspension for a maximum period of another three months. If neither such resolution is adopted nor the general meeting of shareholders has resolved to dismiss the supervisory director, the suspension shall terminate after the period of suspension has expired. The supervisory director shall be given the opportunity to account for his actions at that meeting.

Resolutions by the supervisory board.

Article 25.


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25.1. Resolutions of the supervisory board shall be validly adopted, if adopted by simple majority of votes in a meeting at which the majority of the supervisory directors is present or represented. Each supervisory director has the right to cast one vote. In case of absence, a supervisory director may issue a proxy, however, only to another supervisory director. The supervisory board may adopt its resolutions in writing without' holding a meeting, provided that the proposals for such resolutions have been communicated in writing to all supervisory directors and no supervisory director has objected to this method of adoption of a resolution.

25.2. A certificate signed by a supervisory director confirming that the supervisory board has adopted a particular resolution, shall constitute evidence of such resolution vis-a-vis third parties.

25.3. The managing directors shall attend meetings of the supervisory board at the latter's request.

25.4. The supervisory board shall meet whenever two or more of its members or the managing board so requests. Meetings of the supervisory board shall be convened by the chairman of the supervisory board, either at the request of two or more supervisory directors or at the request of the managing board, or by the supervisory directors requesting the meeting to be held. If the chairman fails to convene a meeting so that it can be held within four weeks of the receipt of the request, the supervisory board members making the request are entitled to convene the meeting.

25.5. The supervisory rules shall include provisions on the manner of convening board meetings and the internal procedure at such meetings. These meetings may be held by telephone conference communications, as well as by video communications, provided all participating supervisory directors can hear each other simultaneously.

Joint Meeting. Resolutions of the Joint Meeting.

Article 26.

26.1. The Joint Meeting as referred to in these articles of association consists of the members of the supervisory board and the members of the managing board. The


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      sole responsibility of the Joint Meeting shall be to make a binding nomination for each vacancy in the managing board and the supervisory board and the actions as referred to in article 16, paragraph 1 and article 22, paragraph 1.

26.2. The chairman of the supervisory board is the chairman of the Joint Meeting. The Joint Meeting shall appoint one of its members as secretary.

26.3. The Joint Meeting may only adopt resolutions if the majority of the members of the supervisory board and the majority of the members of the managing board are present or represented in such meeting. Resolutions of the Joint Meeting shall be validly adopted, if adopted by simple majority of votes. Each member of the Joint Meeting has the right to cast one vote. In case of absence a member of the Joint Meeting may issue a proxy, however, only to another member of the Joint Meeting.

26.4. The Joint Meeting may adopt its resolutions in writing without holding a meeting, provided that the proposals for such resolutions have been communicated in writing to all members of the Joint Meeting and no member has objected to this method of adoption of a resolution.

26.5. A certificate signed by the chairman of the Joint Meeting confirming that the Joint Meeting has adopted a particular resolution, shall constitute evidence of such resolution vis-a-vis third parties.

26.6. The Joint Meeting shall adopt Joint Meeting rules. The Joint Meeting rules shall include provisions on the manner of convening meetings and the internal procedure at such meetings. These meetings may be held by telephone conference communications, as well as by video communications, provided all participating members can hear each other simultaneously.

Indemnification.

Article 27.

27.1. The company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) by reason of the fact that he is or was a supervisory director, managing director, officer or agent of the company, or was


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      serving at the request of the company as a supervisory director, managing director, officer or agent of another company, a partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or out of his mandate. The termination of any action, suit or proceeding by a judgment, order, settlement, conviction, or upon a plea of nob contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

27.2. The company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the company to procure a judgment in its favor, by reason of the fact that he is or was a supervisory director, managing director, officer or agent of the company, or is or was serving at the request of the company as a supervisory director, managing director, officer or agent of another company, a partnership, joint venture, trust or other ent~rprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or proceeding if he acted in good faith and in a manner he reasonably could believe to be in or not opposed to the best interests of the company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the company, unless and only to the extent that the court in which such action or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to


                                       26

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DE

                           BRAUW BLACKSTONE WESTBROEK

      indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.

27.3. To the extent that a supervisory director, managing director, officer or agent of the company has been successful on the merits or otherwise in defense of any action, suit of proceeding, referred to in paragraphs 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonable incurred by him in connection therewith.

27.4. Any indemnification by the company referred to in paragraphs 1 and 2 shall (unless ordered by a court) only be made upon a determination that indemnification of the supervisory director, managing director, officer or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in paragraphs 1 and 2. Such determination shall be made:

      (a) either by the supervisory board by a majority vote in a meeting consisting of supervisory directors who were not parties to such action, suit or proceeding; or

      (b) if the majority referred to under (a) adopts a resolution to that effect, by independent legal counsel in a written opinion; or

      (c)   by the general meeting of shareholders.

27.5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the company in advance of the final disposition of such action, suit or proceeding upon a resolution of the supervisory board with respect to the specific case upon receipt of an undertaking by or on behalf of the supervisory director, managing director, officer or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company as authorized in this article.

27.6. The indemnification provided for by this article shall not be deemed exclusive of any other right to which a person seeking indemnification may be entitled under any by-laws, agreement, resolution of the general meeting of shareholders or of the disinterested supervisory directors or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position,


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                         DE BRAUW BLACKSTONE WESTBROEK



      and shall continue as to a person who has ceased to be a supervisory director, managing director, officer or agent and shall also inure to the benefit of the heirs, executors and administrators of such a person.

27.7. The company shall have the power to purchase and maintain insurance on behalf of any person who is or was a supervisory director, managing director, officer or agent of the company, or is or was serving at the request of the company as a supervisory director, managing director, officer, employee or agent of another company, a partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his capacity as such, whether or not the company would have the power to indemnify him against such liability under the provisions of this article.

27.8. Whenever in this article reference is made to the company, this shall include, in addition to the resulting or surviving company also any constituent company (including any constituent company of a constituent company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its supervisory directors, managing directors, officers and agents, so that any person who is or was a supervisory director, managing director, officer or agent of such constituent company, or is or was serving at the request of such constituent company as a supervisory director, managing director, officer or agent of another company, a partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this article with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.

General meeting of shareholders.

Annual general meeting of shareholders.

Article 28.

28.1. The annual general meeting shall be held within six months after the close of the financial year.

28.2. At this general meeting the following subjects shall be considered:


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      a.    the written annual report prepared by the managing board on the course of business of the company and the conduct of its affairs during the past financial year, and the report of the supervisory board on the annual accounts;

      b.    the adoption of the annual accounts;

      c. the filling of any vacancies in the managing board and the supervisory board;

      d. the proposals placed on the agenda by the managing board or by the supervisory board, together with proposals made by shareholders in accordance with paragraph 2 of Article 31.

Extraordinary general meetings.

Article 29.

29.1. Extraordinary general meetings shall be held as often as deemed necessary by the managing board and/or the supervisory board and shall be held if one or more shareholders and other persons entitled to attend such meetings jointly representing at least forty per cent (40%) of the issued share capital make a written request to that effect to the managing board or supervisory board, specifying in detail the business to be considered.

29.2. If the managing board or the supervisory board fail to comply with a request referred to in paragraph 1 of this article in such manner that the general meeting can be held within twelve weeks after the request, the persons who have made the request may convene the meeting themselves.

Place and notice of the general meetings.

Article 30.

30.1. General meetings shall be held at Amsterdam, Haarlemmermeer (Schiphol Airport), Rotterdam, Arnhem, Maastricht, Venlo or The Hague. The notice convening the meeting shall inform the shareholders and other persons entitled to attend the general meeting accordingly.

30.2. The notice convening a general meeting shall be done by mail and by advertisement in at least one national daily newspaper published in the Netherlands.


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                         DE BRAUW BLACKSTONE WESTBROEK

30.3. The notice convening a general meeting shall be sent by either the managing board, the supervisory board or the persons who according to the law or these articles of association are entitled thereto.

Notice period. Agenda.

Article 31.

31.1. The notice convening a general meeting shall be sent no later than on the fifteenth day prior to the meeting. The notice shall always contain or be accompanied by the agenda for that meeting. A shareholder or another person entitled to attend a general meeting, to address the general meeting and to vote must notify the managing board in writing of his intention to be present at the meeting or to be represented not later than on the close of business on the third day prior to the day of the meeting, unless the managing board determines to permit notification within a shorter period of time prior to any such meeting. Upon receipt of such a letter, the company will submit an entrance-ticket for the relevant meeting. 31.2. The agenda shall contain such subjects to be considered at the meeting as the person(s) convening the meeting or requesting the meeting pursuant to article 29, paragraph 1 shall decide. One or more shareholders, representing at least one-tenth of the issued share capital, may request the managing board or supervisory board in writing, at least sixty days but not more than ninety days before the anniversary of the date on which the prior year's annual general meeting was convened, to include certain subjects in the agenda. If subjects are included in the agenda in accordance with the previous sentence, this will be mentioned on the agenda. The agenda shall further specify that resolutions regarding such subjects can only be validly adopted in accordance with article 43, paragraph 1. No valid resolutions can be adopted at a general meeting of shareholders in respect of subjects which are not mentioned in the agenda.

      Chairman of general meetings. Minutes. Article 32.

32.1. General meetings shall be presided by the chairman of the supervisory board. In case of absence of the chairman of the supervisory board the meeting shall be


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      presided by any other person nominated by the supervisory board. The chairman of the meeting shall appoint the secretary of that meeting.

32.2. The secretary of the meeting shall keep the minutes of the business transacted at the meeting, which minutes shall in evidence of their adoption be signed by the chairman and the secretary.

32.3. The chairman of the supervisory board may request a "notaris" (civil law notary) to include the minutes of the meeting in a "notarieel proces-verbaal" (notarial report).

Attendance of general meetings.

Article 33.

33.1. All shareholders and other persons entitled to vote at general meetings are entitled to attend the general meetings, to address the general meeting and to vote, provided that he has notified the managing board in writing of his intention to be present at the meeting or to be represented not later than on the close of business on the third day prior to the day of the meeting, unless the managing board determines to permit notification within a shorter period of time prior to any such meeting. For the purpose of the provisions of this paragraph holders of a usufruct who have a voting right and holders of a pledge who have a voting right are put on a par with shareholders.

33.2. The general meeting may adopt rules regarding, inter alia, the length of time for which shareholders may speak. In so far as such rules are not applicable, the chairman may determine the time for which shareholders may speak if he considers this desirable with a view to the orderly proceeding of the meeting.

33.3. The shareholders or their proxies must sign the attendance list, stating the number of the shares represented by them - insofar as applicable - the number of votes to be cast by them.

Proxies.

Article 34.

34.1. Shareholders and other persons entitled to attend a general meeting of shareholders may be represented by proxies duly authorised in writing, and such proxies shall be admitted upon production of such written instrument.


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                         DE BRAUW BLACKSTONE WESTBROEK

34.2. All matters regarding the admittance to the general meeting of shareholders, the exercise of voting rights and the result of votings, as well as any other matters regarding the proceedings at the general meeting of shareholders shall be decided upon by the chairman of that meeting, with due observance of the provisions of section 2:13, Civil Code.

Adoption of resolutions.

Article 35.

35.1. Unless otherwise stated in these articles, resolutions shall be validly adopted if adopted by a simple majority of votes cast. Blank and invalid votes shall not be counted. The chairman shall decide on the method of voting and on the possibility of voting by acclamation.

35.2. If the voting concerns the appointment of a person and more than one person has been nominated for appointment, then votes shall be taken until one of the nominees has obtained a simple majority of the votes cast, unless there is a tie vote concerning the appointment of persons, who have been named in a binding nomination, in which case the person first named in such nomination shall be deemed to have obtained most votes. The further votes may, at the chairman's discretion, be taken at a subsequent meeting.

35.3. Except as provided in paragraph 2, in case of an equality of the votes cast the supervisory board shall decide.

Voting right per share.

Article 36.

At the general meeting of shareholders each share shall confer the right to cast one vote, unless the law or the articles of association provides otherwise.

Class meetings.

Article 37.

37.1. A class meeting shall be held whenever a resolution by such meeting is required. Furthermore, such meeting shall be held if required by either the managing board or the supervisory board.

37.2. The articles 30 up to and including 36 shall be equally applicable to resolutions to be adopted by the meeting of holders of shares of a specific class, provided that


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                         DE BRAUW BLACKSTONE WESTBROEK

      the notice shall be sent not later than on the sixth day prior to the meeting, that the meeting itself appoints its chairman and that the meeting of holders of preference shares may also adopt all resolutions outside a meeting if so proposed by the supervisory board. A resolution outside a meeting is only valid if all holders of preference shares have cast their votes in writing by cable, by telex or by telecopier in favour of the proposal concerned.

Annual accounts. Report of the board of management.

Article 38.

38.1. The financial year of the company shall run from the first day of January up to and including the thirty-first day of December.

38.2. Each year the managing board shall cause annual accounts to be drawn up, consisting of a balance sheet as at the thirty-first day of December and a profit and loss account in respect of the preceding financial year, together with the explanatory notes thereto. The managing board shall furthermore prepare a report on the course of business of the company in the preceding year.

38.3. The managing board shall draw up the annual accounts in accordance with applicable generally accepted accounting principles and all other applicable provisions of the law.

38.4. The supervisory board shall on behalf of the company, cause the annual accounts to be examined by one or more registered accountant(s) designated for the purposes by the general meeting of shareholders or other experts designated for the purpose in accordance with section 2:393, Civil Code. The auditor or the other expert designated shall report on his examination to the supervisory board and the managing board and shall issue a certificate containing the results thereof. The supervisory board shall ensure that the report on the annual accounts shall be available at the offices of the company for the shareholders.

38.5. Copies of the annual accounts, the annual report of the managing board, the report of the supervisory board, and the information to be added to each of such documents pursuant to the law shall be made available at the office of the company for inspection by the shareholders and the other persons entitled to attend meetings of shareholders, as from the date of the notice convening the


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      general meeting of shareholders at which meeting they shall be discussed, until the close thereof.

Discharge of managing board and supervisory board.

Article 39.

Adoption by the general meeting of shareholders of the annual accounts, referred to in article 38, shall fully discharge the managing board and the supervisory board from liability in respect of the exercise of their duties during the financial year concerned, unless a proviso is made by the general meeting of shareholders, and without prejudice to the provisions of sections 2:138 and 2:149, Civil Code.

Profit and loss.

Article 40.

40.1. Out of the profit made in any financial year first of all, if possible, shall be distributed on the preference shares the percentage to be mentioned hereinafter of the amount (call) paid obligatory on those shares as at the commencement of the financial year for which the distribution is made. The above-mentioned percentage shall be equal to the Average Main Refinancing Rates during the financial year for which the distribution is made. Average Main Refinancing Rate shall be understood to mean the average value on each individual day during the financial year for which the distribution is made of the Main Refinancing Rates prevailing on such day. Main Refinancing Rate shall be understood to mean the rate of the Main Refinancing Operation as determined and published from time to time by the European Central Bank. If the amount paid obligatory on the preference shares has been decreased or, in pursuance of a resolution on a further call, has been increased in the financial year for which the above-mentioned distribution is made, the distribution shall be decreased, or, if possible, increased by an amount equaling the above-mentioned percentage of the amount of the decrease, or increase, calculated as from the date of the decrease, or as from the point of time, at which the further call has become obligatory. If preference shares have been issued in the course of any financial year, the dividend on the preference shares shall be decreased pro rata for such financial


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      year until the date of issue, in which connection part of a month shall be counted as a full month.

      If and to the extent that the profit is not sufficient to make the payment referred to in this paragraph in full, the deficit will be distributed against the reserves, with the exception of the reserve which was formed as share premium upon the issue of financing preference shares.

40.2. In the event of cancellation with repayment of preference shares a distribution will be made on the cancelled preference shares on the day of repayment, which distribution will be calculated as much as possible in accordance with the provisions of paragraph 1 and 3 of this article and pro rata temporis to be calculated on the period from the day on which a distribution as meant in paragraphs 1 and 3 was made for the last time - or if the preference shares have been issued following such day: from the day of issue - until the day of repayment, without prejudice to the provisions of article 2:105, paragraph 4 Civil Code.

40.3. If in any financial year the profit meant in paragraph 1 Is not sufficient to make the distributions described above in this article and in addition no distribution or only a part distribution is made from the reserves, as meant in paragraph 1, such that the deficit is not fully distributed, the provisions above in this article and the provisions of paragraphs 4 and 7 shall not be applied until the deficit has been recovered.

40.4. Out of the profit remaining after application of the previous paragraphs such amounts shall be allocated to reserve as the supervisory board shall determine. Insofar as the profit is not allocated to reserve upon application of the preceding sentence:

      a. if possible, a dividend shall be distributed on each financing preference share equalling a percentage calculated on the nominal amount, increased by the amount of share premium that was paid upon the first issue of financing preference shares and which percentage is related to the average effective yield on the prime interest rate on corporate loans in the United


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            States of America as quoted in the Wall Street Journal, calculated and fixed in the manner as stated hereinafter.

      b. The percentage of the dividend for the financing preference shares is calculated by taking the average effective yield of the above-mentioned loans, for the last twenty exchange days, prior to the day on which financing preference shares are, issued for the first time or on which the dividend percentage is adjusted, possibly increased or decreased by a maximum of one per cent point, depending on the then prevailing market conditions, as the managing board shall resolve subject to the approval of the supervisory board.

      c. For the first time on the first of January of the calendar year following on the day after three years have lapsed since the day on which financing preference shares are issued for the first time and every time three years later, the dividend percentage of all financing preference shares concerned may be adjusted to the then average effective yield of the prime interest rate on corporate loans in the United States of America as quoted in the Wall Street Journal, calculated and fixed in the manner as stated in b.

40.5. If in any financial year the distributions meant above in paragraph 4 of this article have not been made, the provisions of paragraphs 4 second sentence and 7 of this article shall not be applied until the deficit has been recovered and after the provisions above in paragraphs 1 and 3 become applicable. The managing board shall be authorised subject to the approval of the supervisory board to decide to distribute an amount equal to the deficit meant in the previous sentence against the reserves, with the exception of the reserve which was formed as share premium upon the issue of financing preference shares.

40.6. If financing preference shares are issued in the course of any financial year, the dividend on the financing preference shares shall be decreased pro rata for such financial year until the first day of issue.

40.7. Insofar as the profit is not distributed or allocated to reserve upon application of the previous paragraphs of this article, it shall be at the free disposal of the general


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       meeting, with the proviso that no further dividend will be distributed on the preference shares and the financing preference shares.

40.8. The managing board may with due observance of Article 2:105 Civil Code and with the approval of the supervisory board distribute an interim dividend, if and to the extent that the profit so permits. Interim dividends may be distributed on one class of shares only.

40.9. The general meeting may resolve on a proposal made by the supervisory board wholly or partly to distribute dividends or reserves, instead of cash, in the form of shares in the capital of the company.

40.10. In the event of cancellation with repayment of financing preference shares a distribution will be made on the cancelled financing preference shares on the day of repayment, which distribution will be calculated as much as possible in accordance with the provisions of paragraph 4 and 5 of this article that pro rata temporis to be calculated on the period from the day on which a distribution as meant in paragraphs 1 and 3 was made for the last time - or if the financing preference shares have been issued following such day: from the day of issue - until the day of repayment, without prejudice to the provisions of article 2:105.4 Civil Code.

40.11. A deficit as meant in article 2:104 Civil Code, may only be applied against the share premium formed upon the issue of financing preference shares, if all other reserves are depleted.

40.12. The company can only declare distributions in so far as its "eigen vermogen" (shareholders equity) exceeds the amount of the paid up and called portion of the share capital, plus the "wettelijke" (statutory) reserves.

Distributions charged to share premium reserves or other reserves.

Article 41.

Notwithstanding the provisions of article 40, paragraph 12, the supervisory board may cause the company to declare distributions out of a share premium reserve or out of any other reserve shown in the annual accounts, not being a "wettelijke" (statutory) reserve.

Distributions. Payments.

Article 42.


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42.1. Distributions pursuant to article 40 or article 41 shall be payable as from a date to be determined by the supervisory board. The date of payment on type I shares may differ from the date of payment on type II shares.

42.2. Distributions under article 40 or article 41 shall be made payable at an address or addresses in the Netherlands, to be determined by the supervisory board, as well as at least one address in each country where the shares of the company are listed on a stock exchange.

42.3. The supervisory board may determine the method of payment of cash distributions on shares, however as far as type II shares are concerned, with due observance of the provisions of paragraph 4.

42.4. Cash distributions in respect of type II shares shall, if such distributions are made payable only outside the Netherlands, be paid in the currency of a country where the shares of the company are listed on a stock exchange, converted at the rate of exchange determined by the Dutch Central Bank at the close of business on a day to be determined for that purpose by the supervisory board. If and in so far as on the first day on which a distribution is payable, the company is unable to make any such payment, because of governmental action or other exceptional circumstances beyond its control, the supervisory board may instead in that event designate one or more addresses in the Netherlands where such payments shall be made. In such event the provisions of the first sentence of this paragraph shall no longer apply.

42.5. The person entitled to a distribution shall be the person in whose name the share is registered at the date to be determined for that purpose by the supervisory board in respect of each distribution for the different types of shares, which date should be between the date of determination of distributions and the date of payment.

42.6. Notice of distributions and of the dates and addresses referred to in the preceding paragraphs of this article shall in any event be published in the Netherlands, in a daily newspaper and further in such manner as the supervisory board may deem desirable.

42.7. Distributions in cash that have not been collected within five years and two days after they have become due and payable shall revert to the company.


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42.8. In case of a distribution in the form of shares in the share capital of the company pursuant to article 40, paragraph 9, such shares shall be recorded in the share register, however, with respect to the holder of type II shares, in so far as he accepts these shares. Each holder of type II shares shall be provided with one or more share certificates with respect to the type II shares to which he is entitled and recorded in the share register.

42.9. The provisions of paragraph 5 shall apply equally in respect of distributions - including pre-emptive subscription rights in the event of a share issue -made otherwise than pursuant to article 40 or article 41, provided that in addition thereto in the "Staatscourant" (Dutch Official Gazette) shall be announced the issue of shares with a pre-emptive subscription right and the period within which such right can be exercised.

      Such pre-emptive subscription right can be exercised during at least two weeks after the day of notice in the "Staatscourant" (Dutch Official Gazette)

Special resolutions of the general meeting.

Article 43.

43.1. Resolutions of the general meeting in a meeting that has not been convened by the managing board and/or the supervisory board or resolutions regarding subjects included on the agenda for the meeting at the request of shareholders pursuant to article 31, paragraph 2 shall only be valid if adopted with a majority of two thirds (2/3) of the votes cast representing more than half of the issued share capital, unless these articles require a greater majority or quorum, in which case the greater majority or quorum shall apply, and provided , however, that as set forth in paragraph 2 of this article certain resolutions shall only be valid if proposed by the supervisory board. A second general meeting as referred to in Article 2:120, paragraph 3, Civil Code may not be convened.

43.2. A resolution of the general meeting to:

      a.    amend the articles of association;

      b.    dissolve the company;

      c.    issue shares or to grant rights to subscribe for shares;


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      d.    limit or exclude any pre-emptive rights to which shareholders shall be entitled, shall only be valid if such resolution has been proposed to the general meeting by the supervisory board.

43.3. A resolution of the general meeting to:

      a.    a legal merger ("juridische fusie"), or

      b. approve or authorize the managing board to sell all or substantially all of the assets of the company, shall only be valid if such resolution:

            (i) either has been proposed to the general meeting by the supervisory board and is adopted by a simple majority of the votes cast; or

            (ii) such resolution is adopted by a majority representing at least two thirds (2/3) of the issued share capital.

            A second general meeting as referred to in Article 2:120, paragraph 3 Civil Code may not be convened.

43.4. A resolution of the general meeting to amend the articles of association shall further only be valid if:

      (i) the complete proposal has been made available for inspection by the shareholders and the other persons entitled to attend the general meeting of shareholders, at the office of the company as from the day of notice convening such meeting until the close of that meeting; and

      (ii) a resolution to amend the articles of association by which the rights conferred on holders of shares of a specific class as such are changed has been approved by the relevant class meeting.

Dissolution. Liquidation.

Article 44.

44.1. If the company is dissolved, the liquidation shall be carried out by the person designated f or that purpose by the general meeting of shareholders, under the supervision of the supervisory board.

44.2. The general meeting of shareholders shall upon the proposal of the supervisory board determine the remuneration payable to the liquidators and to the person responsible for supervising the liquidation.


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44.3. The liquidation shall take place with due observance of the provisions of the law. During the liquidation period these articles of association shall, to the extent possible, remain in full force and effect.

44.4. After settling the liquidation, the liquidators shall render account in accordance with the provisions of the law.

44.5. After the company has ceased to exist, the books and records of the company shall remain in the custody of the person designated for that purpose by the liquidators during a ten-year period.

Distribution to shareholders upon dissolution.

Article 45.

After payment of all liabilities and the cost of liquidation, the balance of the assets of the Company shall be divided as follows:

a. in the first place, if possible, the holders of preference shares shall be paid the nominal amount paid on their preference shares, increased by the shortfall in the payment under article 40 and increased by an amount equal to the percentage on the nominal amount meant in article 40, calculated for the period, commencing on the first day of the last completely expired financial year preceding the dissolution and ending on the day of the distribution on preference shares meant in this article, with the proviso that all dividends which haven been paid on the preference shares for this period shall be deducted from the distribution pursuant to this section;

b. subsequently the holders of financing preference shares shall be paid the nominal amount paid on their financing preference shares, as well as the premium reserve paid on their shares upon issue of the same, increased by the shortfall in the payment under article 40 and increased by an amount equal to the percentage on the nominal amount meant in paragraph 4.a. of article 40 (as possibly adjusted on the basis of the provision of that article paragraph 4.c.) on the nominal amount after such amount has been increased by the premium reserve paid on their shares upon issue of the same, calculated for the period, commencing on the first day of the last completely expired financial year preceding the dissolution and ending on the day of the distribution on financing preference shares meant in this article, with the proviso that all dividends which haven


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      been paid on the preference shares for this period shall be deducted from the distribution pursuant to this section;

c. the balance then remaining shall be distributed among the holders of ordinary shares in proportion to the number of ordinary shares held by each of them.

Unclaimed distributions upon dissolution.

Article 46.

Any amounts payable to shareholders or due to creditors which are not claimed within six (6) months after the last distribution was made payable, shall be deposited with the "consignatiekas" (Public Administrator of Unclaimed Debts).

Transitional provision.

Article 47.

Transitional provision.

Article 47, will be amended and will read as follows:

Effective as of this amendment of the articles of association (the third day of July two thousand):

1. each issued ordinary share, previously with a nominal value of four eurocents (EUR 0.04) will be split and converted into four (4) ordinary shares with a nominal value of one eurocent (EUR 0.01)

2. rights attached to ordinary shares with a nominal value of four eurocents (EUR 0.04) may not be exercised so long as these shares have not been converted into ordinary shares with a nominal value of one eurocent (EUR 0.01). Upon conversion the shareholder is entitled to the payment of dividends insofar as this right has not lapsed under the provisions of
      Article 42, paragraph 7 of these articles of association.

3. Share certificates for ordinary shares, issued prior to the date of this amendment of the articles of association, shall continue to represent the same number of ordinary shares with a nominal value of one eurocent (EUR 0.01). The Company shall issue new share certificates for the additional number of ordinary shares to be outstanding after the stock split, with a nominal value of one eurocent (EUR 0.01), to each holder of record of the ordinary shares, to whom, prior to the date of this amendment of the articles of association, a share certificate was issued.


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                                                                   version dated
                                                                      03-07-2000
                                                                      ktb/mvo/dt


                          UNOFFICIAL TRANSLATION OF THE

                   ANENDMENT OF THE ARTICLES OF ASSOCIATION OF

                                   QIAGEN N.V.

On this day, the third day of July two thousand appears before me, Marcel Dirk Pieter Anker, candidate civil-law notary, hereinafter referred to as "notaris", acting for Professor Martin van Olffen, notaris (civil-law notary) practising in Amsterdam, who is absent with leave:

Klaas Theodoor Boskma, candidate civil-law notary, employed by De Brauw Blackstone Westbroek N.y., a limited liability company, with corporate seat in The Hague, with address at Zuid-Hollandlaan 7, 2596 AL The Hague, The Netherlands, at the office in Amsterdam, born in Groningen on the tenth day of August, nineteen hundred and seventy-five.

The person appearing declares that on the sixteenth day of June two thousand the general meeting of shareholders of QIAGEN N.V., a limited liability company, with corporate seat in Venlo, the Netherlands and address at: 5911 KJ Venlo, the Netherlands, Spoorstraat SO, hereinafter referred to as: the "Company", resolved to amend the articles of association of this company and to authorise the person appearing to execute this deed. Pursuant to those resolutions the person appearing, acting in the aforementioned capacity, declares that he amends the Company's articles of association as follows:

Capital.

Article 3, paragraph 1 will be amended and will read as follows:

3.1. The authorised capital of the Company amounts to six million euro (EUR 6,000,000), divided into two hundred and sixty million (260,000,000) ordinary shares of one eurocent (EUR 0.01) each, forty million (40,000,000) financing preference shares of one eurocent (EUR 0.01) each and three hundred million (300,000,000) preference shares of one eurocent (EUR 0.01) each.

Transitional provision.


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Article 47, will be amended and will read as follows:

Effective as of this amendment of the articles of association (the third day of July two thousand):

1. each issued ordinary share, previously with a nominal value of four eurocents (EUP. 0.04) will be split and converted into four (4) ordinary shares with a nominal value of one eurocent (EUR 0.01).

2. rights attached to ordinary shares with a nominal value of four eurobents (EtJR 0.04) may not be exercised so long as these shares have not been converted into ordinary shares with a nominal value of one eurocent (EUR 0.01). Upon conversion the shareholder is entitled to the payment of dividends insofar as this right has not lapsed under the provisions of
      Article 42, paragraph 7 of these articles of association.

3. Share certificates for ordinary shares, issued prior to the date of this amendment of the articles of association, shall continue to represent the same number of ordinary shares with a nominal value of one eurocent (EUR 0.01) . The Company shall issue new share certificates for the additional number of ordinary shares to be outstanding after the stock split, with a nominal value of one eurocent (EUR 0.01), to each holder of record of the ordinary shares, to whom, prior to the date of this amendment of the articles of association, a share certificate was issued.

Finally the person appearing declares that with the execution of this deed each share having a par value of four eurocents (EUR 0.04) shall be converted in a share with a par value of one eurocent (EUR 0.01), as a result of which the issued share capital amounts to one million four hundred and eleven thousand four hundred and sixteen euro and eighty-eight eurocent (EUR 1,411,416.88), divided into one hundred and forty-one million one hundred and forty-one thousand six hundred and eighty-eight (141,141,688) ordinary shares.

The required ministerial declaration of no-objection was granted on the twenty-second day of June two thousand, number N.V. 560.236. The ministerial declaration of no-objection and a copy of the document in evidence of the resolutions, referred to in the head of this deed, are attached to this deed.

In witness whereof the original of this deed, which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed. Having conveyed the substance of the deed and given an explanation thereto and following the statement of the person appearing that he has taken note of the contents of the deed and agrees


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with the same, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris.



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